F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE




                                 August 23, 1996





   Johnson Controls, Inc.
   5757 N. Green Bay Avenue
   Milwaukee, Wisconsin  53201

   Ladies and Gentlemen:

             We have acted as counsel for Johnson Controls, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 2,000,000 shares of the Company's common stock, $0.16-2/3 par value (the "Common Stock"), and related Common Stock Purchase Rights (the "Rights"), that may be issued pursuant to the Johnson Controls, Inc. 1992 Stock Option Plan, as amended through January 24, 1996 (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, as amended November 16, 1994, by and between the Company and Firstar Trust Company (the "Rights Agreement").

             We have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iv) resolutions of the Company's Board of Directors relating to the Plan; (v) the Rights Agreement; and (vi) such other documents and records as we have deemed necessary to enable us to render this Opinion.

             Based upon the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The Common Stock, when issued and paid for in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six (6) months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

             3. The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,

                                      FOLEY & LARDNER